"Leading the Profitable Convergence of Traditional and Online Retail, Commerce Through Technology" ©

The Omni - Channel Solution

12 ReTech Corporation OTC: RETC

Strategic Plan

- Continuously enhance and improve our proven proprietary 12 Technology Suite that benefits traditional & online Retails and Shoppers
- License or acquire synergistic 3rd party technology
- Acquire undervalued Micro-Brands that our **12 Technology Suite** & digital expertise benefits
- Employ our **12 Technology Suite** to increase Revenue & Earnings at our Micro-Brands to further demonstrate and improve its effectiveness
- Sell or license our **12 Technology Suite** to other retailers around the globe

Retail Has Lost Its Way

- Retailers lament where are the shoppers?
- All the stores look pretty much the same
- The shopping experience is boring
- Employees are untrained, unknowledgeable and uncaring
- Revenues are down, profits are down, valuations are in the trough

Market Opportunity

Business Insider / Harvard Business Review Survey

- "Retailers need to adopt a bevy of Omni-Channel tools in order to capture a lift in sales and attract a larger audience."(1)
- "While e-commerce is growing faster, brick & mortar still accounts for the vast majority of retail sales."(2)
- "Accenture reports that 49% of consumers say the best thing retailers could do to improve the shopping experience is to better integrate in-store, online, and mobile shopping channels." –Digitalist Magazine – March 10, 2014
- The Global Retail Industry, according to Research and Markets, should see $28 trillion USD in revenues per year by 2019.

(1), (2) Business Insider / Harvard Business Review Survey

Here's How We Solve Retail's Problems
12 Technology Suite, our Omni-Channel Solution

- Our 12 Technology is designed as a comprehensive platform
- Retailers can choose the entire suite or modules a-la-carte according to their needs
- Our APIs can accommodate almost any other third-party ERP, CSM, POS, or web portals
- All our products work together to create fun, exciting experiences that combine real world shopping with social media and online Commerce

12 Technology Suite

All modules fully integrate with each other creating an Omni-Channel Platform

- **12 Mirror:** Pre-reserved fitting room, detects products, gives information, suggest accessories
- **12 Kiosk / 12 In-store App:** Allows customers or retail staff to check order, inventory , pay, product information and more
- **12 Mobile App:** Allows retailers to retarget consumers, allows shoppers to utilize all of 12 Technology suite of products
- **12 ERP:** Use our fully integrated ERP or yours with our API
- **12 Display:** Omni-Channel Ad Tech display for any high traffic area
- **12 API:** Used to integrate any retailers module into our platform

12 Technology


www.12retech.com

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12 Technology Suite …continued

Licensed Components

- 12 Glass Display
- 12 Video Shopping

Continued Enhancements

- 12 Mirror Enhancements
- 12 Sconti


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12 Video Shopping



12 Mirror Enhancements



12 Sconti



12 Display Glass

Benefits of our Proprietary
12 Technology Suite

- Our products are used to capture useful data for retailers to sell products later.
- Our products are used by retail employees to advise customers and check inventory levels and order status. This saves retailers training dollars and improves the customer experience.
- Advertising networks can be created to fuel programmatic advertising at shopping malls, creating revenue for us, mall operators and retail stores.
- Can eliminate lines at the cash register.
- Helps re-target customers with products they want.
- Increases consumer reengagement = increased sales
- Video object technology for commerce

Our **12 Technology Suite** is Proven



Ito-ya, Ltd. 13 Floors 45,000 square feet 85,000 SKUs

Mr. Akira Ito, President of Ito-ya, Ltd said, "Their system is on a totally different level from what is normally described so far as Omni-Channel retailing. It is an excellent tool that can actually multiply the attractiveness of real brick and mortar stores as well as the appeal of online shopping and not just the convenience."

Acquisition of our First Micro-Brand Active Fashion Group (AFG)

Founded in 1998, Nearly $20M in Revenue, $1.2M in adjusted EBITDA

(Announced Letter Of Intent pending completion)

- Opportunities as brands provide:
  - Leverage for our technologies and experience to increase online revenue from $350k to $6 million (projected).
  - Leverage AFG's relationship with the Hudson Group at their Soybu Boutiques to install our 12 Technology Suite.
  - Leverage AFG's existing relationships with Retailers to sell our 12 Technology Suite.

ACTIVE FASHION GROUP | SOYBU | COLORADO CLOTHING

Growth Opportunity

12 Video Shopping

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Experienced Management Team

Mr. Angelo Ponzetta: Founder, Chief Executive Officer, and Chairman
Nearly 40 years of experience from Technology and Retail. Began development of the 12 Technology Suite in 2010 and went public in June of 2017.

Daniele Monteverde: Chief Financial Officer, and Director
30 years of experience in Engineering, Technology and Business Administration. PhD's Engineering, Business Administration.

Richard J. Berman: Advisory Board, Future Director
35 years of Venture Capital M&A and Senior Management
Currently serves on 3 NASDAQ Boards, advised on $4B M&A transactions and over 300 deals.

Kirk Kimerer: Chief Marketing Officer
25 years of digital media advertising with companies like Gannett, BELO, Scripps, LIN Media, Las Vegas Review Journal.

Experienced Management Team

Stefan Guggisberg: Chief Executive Officer, 12 Europe A.G.
Stefan brings over 19 years of experience in the European markets and the Information Technology Industies.

Jeff Schmitt: 12 Retail Corporation / CEO of Active Fashion Group (AFG)
After stints at Reebok and Caretek founded the Active Fashion Group in 1998.

Carolyn Hadden: 12 Retail Corporation / Chief of Staff, Financial Officer of AFG
Joined AFG in 1989 after years as a Financial Analyst for Arrow Electronics where she oversaw the finances for a $300 million subsidiaries.

Select Financial Data

	Reported 2015	Reported 2016	Proforma 2017*
Revenue	$ 232,200.00	$ 64,500.00	$ 19,400,000.00
Expenses	$ 252,257.00	$ 173,670.00	$ 18,300,000.00
Adj. EBITDA	$ (20,051.00)	$ (109,170.00)	$ 1,100,000.00
Liquidity & Cash Reserves	$ (97,174.00)	$ 25,464.00	$ 200,000.00 +
			$ 5.3 million available on bank line
* with acquisition of AFG			$ 12 million available on Equity At The Market Line

Industry Valuation Comps

Industry PE (TTM) Valuation Multiples	Q2 2017	Q1 2017	Q4 2016	Q3 2016	Q2 2016
Apparel, Footwear & Accessories Industry	24.52	23.54	9.52	23.08	29.12
Retail Apparel Industry	20.59	23.38	12.85	22.42	
Internet, Mail Order & Online Shops Industry	121.45	106.40	91.99	176.17	128.27
Internet Services & Social Media Industry	37.96	32.15	32.59	36.45	36.97

data provided by CSIMarket.com
September 30, 2017

Different Industries receive different multiples:

- Apparel, Footwear…are Brands and Manufactures of Consumer Products
- Retail Apparel… are the Brick and Mortar industry that sell the consumer products
- Internet are the ecommerce operations of today, think Amazon, Netflix
- Internet services / social media additional revenue opportunities

E-Commerce Technology Comparables

Shopify (NASDAQ: SHOP)


YAHOO!
FINANCE

Closing Price Aug. 25, 2017	**$103.78**
Forward P/E	478.1
P/S (TTM)	21.1
Market Cap	10.75B
Shares Outstanding	103.7M

E-Commerce Technology Comparables

Amazon (NASDAQ: AMZN)


Amazon.com, Inc. (AMZN) 945.26
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AMZN 945.26
956.00
945.26
944.10
957.62
3.31M
22.56%
YAHOO!
FINANCE

Closing Price Aug. 25, 2017	**$945.26**
P/E Trailing 12 months	238.5
P/S (TTM)	3.0
Market Cap	455.1B
Shares Outstanding	481.4M

E-Commerce Technology Comparables (Cont'd)

Zulily Acquired by Liberty Interactive (NASDAQ: QVCA)

Zulily acquired by Liberty Interactive $2.4B or $18.75 per share August 17, 2015 at a 50% premium of Zulilys market price the previous day.

Shares were at $12.75 sold to Liberty Interactive Media for $18.75


QVC Group (QVCA)
NASDAQ Global Select - NASDAQ Global Select Delayed Price. Currency in USD

21.86 +0.14 (+0.64%)
At close: August 25 4:00PM EDT

Summary | Conversations | Statistics | Profile | Financials

Previous Close	21.72	Market Cap	9.862B
Open	21.74	Beta	1.04
Bid	0.00 x 0	PE Ratio (TTM)	21.99
Ask	0.00 x 0	EPS (TTM)	0.99
Day's Range	21.58 - 22.01	Earnings Date	Nov 6, 2017 - Nov 10, 2017
52 Week Range	17.24 - 26.00	Dividend & Yield	N/A (N/A)
Volume	3,228,307	Ex-Dividend Date	N/A
Avg. Volume	3,332,734	1y Target Est	28.56

Subsidiary Projections

Projections for Active Fashion Group

12 Month Forecasts (000)			
Starting Jan. 1, 2018	Year 1	Year 2	Year 3
Gross Sales	32,400.9	48,716.2	60,212.9
Gross Profits	14,177.9	22,351.8	28,404.4
Gross Margin %	*43.8%*	*45.9%*	*47.2%*
Operating Expenses	8,360.2	12,942.4	15,005.3
Other Expense (Including Income Tax)	1,995.4	3,308.6	4,923.4
Net Income	3,822.40	6,100.8	8,475.7
Net Income Margin %	*11.8%*	*12.5%*	*14.1%*

Projections for 12 Technology

12 Month Forecasts (000)			
Starting Jan. 1, 2018	Year 1	Year 2	Year 3
Gross Sales	2,565.1	8,191.7	11,643.8
Gross Profits	1,812.3	5,960.3	9,052.5
Gross Margin %	*70.7%*	*72.8%*	*77.7%*
Operating Expenses	1,242.4	2,606.1	3,423.3
Other Expense	150.0	400.0	600.0
Net Income	419.9	2,954.1	5,029.2
Net Income Margin %		*36.1%*	*43.2%*

Consolidated Projections

Proforma Projections for 12 Retech Corporation (Combined)

12 Month Forecasts (000)			
Starting Jan. 1, 2018	Year 1	Year 2	Year 3
Gross Sales	34,966.1	56,907.9 -	71,856.7
Gross Profits	15,990.2	28,312.1	37,456.9
Gross Margin %	*45.7%*	*49.8%*	*52.1%*
Operating Expenses	9,602.6	15,548.6	18,428.6
Other Expense	2,145.4	3,708.6	5,523.4
Net Income	4,242.3	9,054.9	13,504.9
Net Income Margin %	*12.1%*	*15.9%*	*18.8%*

Enterprise Valuation Projections

Market Cap Valuation Multiples, (millions)	Net Inc.	25X Net Inc.	40X Net Inc.	80X Net Inc.	100X Net Inc.
Y1 After Acquisition Market Cap (millions)	4.24	106.06	169.69	339.38	424.23
Implied Price Per Share for RETC @ 120 million shares outstanding		0.88	1.41	2.83	3.54
Year 2 After Acq. Market Cap (millions)	9.05	226.37	362.20	724.39	905.49
Implied Price Per Share for RETC @ 120 million shares outstanding		1.89	3.02	6.04	7.55
Year 3 After Acq. Market Cap (millions)	13.50	337.62	540.20	1080.39	1350.49
Implied Price Per Share for RETC @ 120 million shares outstanding		**2.81**	**4.50**	**9.00**	**11.25**

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